                                PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential. For Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           TRIGEN ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                           TRIGEN ENERGY CORPORATION
TRIGEN LOGO      ONE WATER STREET, WHITE PLAINS, NEW YORK 10601
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 14, 1997
                            ------------------------

To the Shareholders of Trigen Energy Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Trigen Energy Corporation, a Delaware corporation (the "Company"), will be held at The Cincinnatian at 601 Vine Street, Cincinnati, Ohio 45202 on Wednesday, May 14, 1997 at 9:30 a.m. for the following purposes:

          1. To elect to the board four Class C directors for terms of three years each, or until their respective successors are elected and shall qualify.

          2. To ratify the selection of the independent certified public accountants for the Company's fiscal year ending December 31, 1997.

          3. To amend the Company's 1994 Stock Incentive Plan.

          4. To consider and act upon such business as may properly come before the meeting or any adjournment thereof.

     All of the above matters are more fully described in the accompanying Proxy Statement.

     Shareholders of record at the close of business on March 24, 1997 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. A list of such shareholders will be available for inspection by any shareholder, for any purpose germane to the meeting, for a period of 10 days prior to the meeting at One Water Street, White Plains, New York 10601.

     Regardless of whether you attend the meeting, please complete the enclosed form of proxy, date and sign it exactly as your name appears on the proxy card and return it promptly in the postpaid envelope furnished for that purpose to ensure the voting of your shares if you do not attend the meeting. If you desire to revoke your proxy for any reason, you may do so at any time prior to the voting.

     Shareholders are urged to send in their proxies as soon as possible. Prompt response is helpful and your cooperation will be appreciated.

                                          By order of the Board of Directors,


                                               /S/ THOMAS R. CASTEN

White Plains, New York                         THOMAS R. CASTEN
March 27, 1997                                 President and Chief Executive Officer

                                   IMPORTANT

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING. IN THE EVENT YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                           TRIGEN ENERGY CORPORATION
                                ONE WATER STREET
TRIGEN LOGO               WHITE PLAINS, NEW YORK 10601
                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 14, 1997
                            ------------------------

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Trigen Energy Corporation, a Delaware corporation (the "Company" or "Trigen"), of proxies from the holders of the Company's common stock, par value $.01 per share (the "common stock"), to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the time and place and for the purposes set forth in the accompanying Notice, and at any adjournment or postponement of the Meeting. The Notice of the Meeting, this proxy statement, and the enclosed form of proxy card are being mailed to shareholders on or about March 27, 1997.

     The Board of Directors has fixed March 24, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on such date, there were issued and outstanding 12,038,057 shares of common stock, which constitute the only outstanding capital stock of the Company entitled to vote at the Meeting. Each outstanding share of the common stock is entitled to one vote per proposal.

     Shares represented by properly executed proxies received prior to or at the Meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted in favor of (i) the proposal to elect the four nominees specified herein as directors of the Company, (ii) the proposal to ratify the selection of the independent certified public accountants, and (iii) the proposal to approve the amendment to the 1994 Stock Incentive Plan. Execution of a proxy will not prevent a shareholder from attending the Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by giving to the Secretary of the Company written notice bearing a later date than the proxy, by submission of a later dated proxy, or by voting in person at the Meeting (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Eugene E. Murphy, Secretary, Trigen Energy Corporation, One Water Street, White Plains, New York 10601.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                              AGENDA ITEM NO. ONE:
                           ELECTION OF FOUR DIRECTORS

     The Board of Directors currently has eleven members, having been increased from ten at the February 24, 1997 meeting of the Board, in accordance with the by-laws of the Company. The Board is divided into three classes denoted as Class A, Class B and Class C, serving staggered three-year terms with one class of the Board of Directors elected each year. Four Class C directors are proposed to be elected at the Meeting. The Board of Directors' nominees for the directorships are listed below. The nominees are all currently directors of the Company. The Class A Directors are Messrs. Faessel, Kessel and O'Herron and the Class B Directors are Messrs. Keane, Casten, Desnos and Brongniart, Mr. Brongniart having been elected at the February 24, 1997 meeting of the Board to fill the newly created directorship. The terms of the Class A and Class B Directors will expire at the annual meeting of the stockholders of the Company in 1998 and 1999, respectively. All directors hold office until the third succeeding annual meeting of the shareholders of the Company or until their successors have been elected and qualified. Certain executive officers of Trigen who are also stockholders have entered into an agreement to vote their common stock for election of members of the Board of Directors and certain other circumstances in accordance with instructions from the Elyo Group. (See "Certain Relationships and Related Transactions -- Relationships with the Elyo Group -- Stockholders' Agreement")

                                                                            POSITION WITH
    NOMINEE                                                     AGE          THE COMPANY
    ----------------------------------------------------------  ---   -------------------------
    Charles E. Bayless........................................  53             Director
    Michel Cassou.............................................  53             Director
    Michel Bleitrach..........................................  51             Director
    Dominque Mangin d'Ouince..................................  47             Director

     MANAGEMENT RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF MESSRS. BAYLESS, CASSOU, BLEITRACH, AND MANGIN D'OUINCE.

     The following pages set forth information regarding the nominees for election as well as information about the directors whose terms of office do not expire this year. Each such nominee has consented to being named as nominee for director and agreed to serve if elected.

     Under applicable Delaware law, directors shall be elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed proxy, unless authority to vote is withheld, will be voted for the election of the nominees named above. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from their customers, the beneficial owners of the shares. Thus, brokers that do not receive instructions are entitled to vote on the election of the foregoing four nominees for director.

     In the event one or more of the nominees become unavailable for election, votes will be cast pursuant to the authority granted by the enclosed proxy for such person or persons as may be designated by the Board of Directors. The Board does not expect that any nominee will be unavailable for election.

NOMINEES FOR DIRECTOR:

CLASS C: serving until the annual election of directors in 2000 or until his successor is elected and qualified.

     Charles E. Bayless, 53, has served as a Director of Trigen since 1994. He is a member of the Compensation Committee, the Nominating Committee and the Audit Committee. He has been Chairman of Tucson Electric Power Company ("Tucson Electric"), an electric utility corporation, since 1992. Since 1990 he has been President and Chief Executive Officer of Tucson Electric. From 1989 to 1990 he was Senior Vice President and Chief Financial Officer of Tucson Electric. From 1981 to 1989 he was Senior Vice President and Chief Financial Officer of Public Service Company of New Hampshire, an electric utility corporation.

     Michel Cassou, 53, has been a Director of Trigen since 1993. He is a member of the Compensation Committee. Mr. Cassou has been Directeur General Adjoint of Societe Lyonnaise des Eaux ("Lyonnaise") since 1994. From 1990 to 1994 he was Vice President, Development of Lyonnaise. From 1988 to 1990 he was Directeur Financier of Lyonnaise.

     Michel Bleitrach, 51, has been a Director of Trigen since 1995. He is Chairman of the Compensation Committee. Mr. Bleitrach has been the Chairman of Elyo since 1995 and has been the Chief Executive Officer of Elyo since 1993. From 1990 to 1993 he was Chief Executive Officer of PRIAM.

     Dominique Mangin d'Ouince, 47, has been a Director of Trigen since 1995. He is a member of the Executive Committee. Mr. Mangin d'Ouince has been an Executive Vice President and Managing Director of Elyo since 1995 and a Managing Director in charge of Business Development of Lyonnaise since 1990.

DIRECTORS CONTINUING IN OFFICE:

CLASS A: serving until the annual election of directors in 1998 or until his successor is elected and qualified.

     Richard E. Kessel, 47, has served as a Director of Trigen since 1994. He is also a member of the Executive Committee. He has been Executive Vice President and Chief Operating Officer of Trigen since 1993 when the Company acquired United Thermal Corporation ("UTC"). From 1991 to 1993 he was Managing Director and Chief Executive Officer of UTC. From 1987 to 1991 he was Chief Operating Officer of Sithe Energies USA, Inc., an independent power producer. From 1971 to 1987 he held various positions at Ebasco Services Incorporated, an international engineering and construction company, the last being Vice
President -- Business/Project Development.

     Francois Faessel, 52, has been a Director of Trigen since 1992. From 1989 to 1995 Mr. Faessel was Secretaire General of Elyo. Since 1995 he has been Director, Major Projects Financing at Elyo.

     Jonathan O'Herron, 67, has served as a Director of Trigen since 1994. He is a managing director of Lazard Freres & Co. LLC and had previously been a general partner of Lazard Freres & Co. since 1973. Mr. O'Herron has a broad range of civic, educational and charitable interests and serves on various boards in these areas.

CLASS B: serving until the annual election of directors in 1999 or until his successor is elected and qualified.

     George F. Keane, 67, has served as a non-management Director and Chairman of the Board since 1994. He is the Chairman of the Audit Committee and a member of the Nominating Committee. From 1993 through 1996, he served as President Emeritus and Senior Investment Adviser to The Common Fund, a company that he helped organize and that manages the investment of over $17 billion in endowment funds and operating cash for more than 1,300 member colleges, universities and independent schools. Mr. Keane served as Chief Executive Officer of The Common Fund from 1971 to 1993. Since 1996, Mr. Keane has been self-employed. He serves on the boards of Universal Stainless & Alloy Products, Global Pharmaceutical, United Water Resources, The Bramwell Funds, Nicholas-Applegate Investment Trust and Northern Trust of Connecticut.

     Thomas R. Casten, 54, has been President, Chief Executive Officer and a Director of Trigen since 1986. He is also a member of the Executive Committee. From 1980 to 1986 he was President and Chief Executive Officer of Cogeneration Development Corporation ("CDC"). From 1969 to 1980 he held various positions at Cummins Engine Company, a diesel engine manufacturer, the last being Vice President and General Manager of Cummins Cogeneration Company, a division of Cummins Engine Company, from 1977 to 1980. He was President of the International District Energy Association for the 1993-1994 term and in 1989 he was selected "Man of the Year" by that association.

     Patrick Desnos, 44, has been a Director of Trigen since 1992. He is Chairman of the Executive Committee and the Nominating Committee and a member of the Compensation Committee. Since 1995 he has been Deputy Managing Director of Elyo and President of INES S.A., a French subsidiary of Elyo. From 1992 to 1995 he was Directeur General of Compagnie Parisienne de Chauffage Urban ("CPCU"). From 1987 to 1995 he was a Managing Director of INES S.A..

     Philippe Brongniart, 58, was elected a Director of Trigen on February 24, 1997. Since 1993, he has been General Manager of Lyonnaise. He was Chairman and Chief Executive Officer of Sita since 1988 and Chief Operating Officer of Sita from 1986 to 1988.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors met four (4) times in 1996. During 1996, each director attended at least 75% of the total number of the board meetings and meetings of all committees on which such director served.

     Directors who are regularly employed officers of the Company receive no fees for serving as directors of the Company. Each non-officer director receives $20,000 (the Chairman receives $30,000) per year plus $1,000 per day of meetings of the Board or Committee of the Board attended, and each may elect to receive such compensation in shares of common stock. Upon his election to the Board in 1997, Philippe Brongniart received options to purchase 10,000 shares of common stock exercisable at $25.00 per share (the price per share on the date of the grant). Upon their election to the Board in 1995, Messrs. Bleitrach and Mangin d'Ouince each received options to purchase 10,000 shares of common stock exercisable at $22.13 per share (the price per share on the date of the grant). During 1994, each individual who was then a Director received options to purchase 10,000 shares of common stock (20,000 for the Chairman) exercisable at $15.75 per share (the price per share on the date of the grant). In July 1996 the Chairman received additional options to purchase 10,000 shares of Common Stock exercisable at $18.75 per share. Each Director is reimbursed for the out-of-pocket costs of attending meetings.

     The Board of Directors has an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating Committee.

     The Executive Committee oversees all activities of the Company between meetings of the Board of Directors and may exercise the power and authority of the full Board of Directors to the extent permitted by Delaware law and the Company's By-Laws. The Executive Committee consists of Messrs. Desnos (Chairman), Mangin d'Ouince, Casten and Kessel (two non-employee Directors and two employee Directors). Non-employee members of the Executive Committee receive $1,000 per meeting not held on the same day as a Board meeting. The Executive Committee met five (5) times in 1996.

     The Compensation Committee reviews the salaries and bonuses of management and administers the Company's 1994 Stock Incentive Plan. The Compensation Committee has sole discretion to determine the number of option shares granted to employees of the Company. The Compensation Committee consists of four (4) Board members, currently Messrs. Bleitrach (Chairman), Bayless, Cassou and Desnos and Mr. Keane, who serves as an ex officio member of the Committee, none of whom is an employee of the Company. Members of the Compensation Committee receive $1,000 per meeting not held on the same day as a Board of Directors' meeting. The Compensation Committee met twice during 1996.

     The Audit Committee consists of two (2) members, currently Messrs. Keane (Chairman) and Bayless, and is responsible for (i) recommending independent auditors, (ii) reviewing with the independent auditors the scope and results of the audit engagement, (iii) monitoring the Company's financial policies and control procedures and (iv) reviewing and monitoring the provision of non-audit services by the Company's auditors. Members of the Audit Committee receive $1,000 per meeting not held on the same day as a Board of Directors' meeting. The Audit Committee met twice during 1996.

     The Nominating Committee consists of three (3) members, currently Messrs. Desnos (Chairman), Keane and Bayless, none of whom is an employee of the Company. The Nominating Committee performs two principal functions: (i) to review possible candidates for membership on the Board of Directors and make recommendations to the Board concerning nominees to be elected by the shareholders (or by the Board to fill vacancies), and (ii) to make recommendations to the Board concerning membership and chairs of the various board committees. Because of the existence of the Stockholders' Agreement referred to below in this proxy statement, the Nominating Committee does not consider nominees recommended by security holders other than parties to the Stockholders' Agreement. Members of the Nominating Committee receive $1,000 per meeting not held on the same day as a Board of Directors' meeting. The Nominating Committee did not meet during 1996. Because two of the members of the Nominating Committee were themselves due to be nominated to stand for election to the Board in 1996, the entire Board, meeting as a Committee of the whole, nominated the directors to stand for election in 1996.

                              AGENDA ITEM NO. TWO:
                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     For the fiscal year ending December 31, 1997, the Audit Committee unanimously has recommended and the Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent certified public accountants. Ratification of the appointment will require the affirmative vote of a majority of the outstanding shares of common stock represented at the Meeting. If the appointment is not ratified, the Board of Directors will take the shareholders' concerns into consideration in determining whether or not to engage KPMG Peat Marwick LLP for future years.

     A representative of KPMG Peat Marwick is expected to attend the Meeting and will be available to respond to appropriate shareholder questions. The representative will have an opportunity to make a statement at the Meeting, if he or she so desires.

     MANAGEMENT RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION AND SELECTION OF KPMG PEAT MARWICK LLP.

                             AGENDA ITEM NO. THREE:
                     AMENDMENT OF 1994 STOCK INCENTIVE PLAN

     On February 24, 1997, the Board of Directors of the Company adopted an amendment to the 1994 Stock Incentive Plan to increase the number of shares of the common stock of the Company, available for options, stock appreciation rights, performance shares, restricted or unrestricted stock which may be awarded pursuant to the 1994 Stock Incentive Plan, from 1,050,000 shares to 2,000,000 shares. Approval of the adoption of the amendment will require the affirmative vote of a majority of the outstanding shares of common stock represented at the Meeting.

     MANAGEMENT RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN.

                                 OTHER MATTERS

     Management does not intend to bring any other matters before the Meeting and has not been informed that any other matters are to be presented to the Meeting by others. If other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying proxy and acting thereunder intend to vote in accordance with their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of the Company's common stock to file certain reports with respect to each such person's beneficial ownership of the Company's common stock. In addition, Item 405 of Regulation S-K requires the Company to identify in its Proxy Statement each reporting person that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal year. The statement of changes in beneficial ownership on Form 4 for the month of February 1996 for Messrs. Bayless, Desnos, D'Ouince and Faessel were not filed on a timely basis.

                    ADDITIONAL INFORMATION FOR SHAREHOLDERS

                               EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

     The executive officers of the Company include Thomas R. Casten and Richard
E. Kessel, who are also on the Board of Directors, and the following:

     Jean M. Malahieude, 58, has been Executive Vice President, Engineering since February 1997. He was Vice President, Engineering of Trigen from 1987 to 1997. Since 1987 he has been Executive Vice President of Cofreth-American Corporation ("CAC").

     Carol R. Beerbaum, 53, has been Vice President -- Strategic Planning and Strategic Resources since April 1996. From 1992 through 1995 she was Vice President -- Human Resources for Santa Fe Pacific, a major transport and railroad company.

     David H. Kelly, 53, has been Vice President -- Finance and Chief Financial Officer of Trigen since December 1994. From 1969 to 1994 he held various financial positions at Air Products and Chemicals, Inc., an industrial gas, specialty chemicals and energy company, as Treasurer in 1990 and as Vice President and Treasurer from 1991 to 1994.

     James F. Lowry, 58, has been Vice President of Acquisitions and National Accounts since February 1997. He was Vice President, Development of Trigen from 1995 to 1997. From 1993 to 1995 he was a principal in International Ventures Group. From 1992 to 1993 he was President of Commercial Fuel Cell Business Unit of United Technologies, Inc. From 1991 to 1992 he was Vice President of ABB, Inc.

     Eugene E. Murphy, 62, has been Vice President and General Counsel of Trigen since 1986. He has been Secretary of Trigen since 1988. From 1986 to 1994 he was a Director of Trigen.

     Daniel J. Samela, 49, has been Controller of Trigen since 1995. From 1991 to 1995 he was Controller of the Dealer Division of Savin Corporation.

     Stephen T. Ward, 54, has been Treasurer of Trigen since 1995. From 1988 to 1995 he was Treasurer of TI Group Inc.

     Michael Weiser, 54, has been Vice President, Development of Trigen since 1992. From 1986 to 1994 he was a Director of Trigen. From 1986 to 1992 he was Treasurer of Trigen.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     All decisions on compensation of the Company's executive officers, including decisions about awards under certain of the Company's stock-based compensation plans, are made by the members of the Compensation Committee, each of whom is a non-employee director. This report addresses the Company's compensation policies for 1996 as they affected Messrs. Casten, Kessel, Kelly, Murphy, Lowry and Weiser (the last two of which received the same compensation), the six highest paid executive officers of the Company for 1996, and Messrs. Steven G. Smith and Richard S. Strong, the two highest paid non-officer employees who were among the five (5) highest paid employees of the Company including the Chief Executive Officer, (collectively, the "Named Executive Officers").

COMPENSATION POLICIES

     The Compensation Committee's executive compensation policies are designed to provide competitive compensation opportunities when financial and operational performance attains pre-set ambitious levels, to reward executives consistent with the Company's performance, to recognize individual performance and responsibility, to underscore the importance of shareholder value creation, and to assist the Company in attracting, retaining and inspiring qualified executives. The principal elements of compensation employed by the Committee to meet these objectives are base salaries, annual cash incentives, and long term stock-based incentives. By design, the variable or "at-risk" components of compensation are proportionately greater for more senior executives, in recognition of their greater potential impact on the Company's results.

     All compensation decisions are determined following a detailed review of many factors that the Committee believes are relevant, including external competitive data, the Company's achievements over the past year, the individual's contributions to the Company's success, any significant changes in role or responsibility, and the reasonableness of compensation in relation to that of other employees.

     The competitiveness of the Company's total compensation program (incorporating base salaries, annual cash bonuses, and long term stock-based incentives) is assessed regularly with the assistance of the Company's outside compensation consultant. Comparisons are made with executives in similarly sized firms with comparable responsibilities. Data for these comparisons is drawn from two primary sources: a national compensation survey of similar publicly traded companies, and the proxy statements of identified competitors, including all companies included in the Peer Group (as defined in "Stock Performance Information"). The Company also considers comparisons to a national compensation survey of independent power producers, including most members of the Compensation Peer Group, as hereinafter defined.

     At senior positions, one of the guiding principles is to pay at a level that allows the Company to attract, retain and inspire key executives by paying them competitively compared with similarly placed executives within a selected group of peer industry organizations, as well as a group of similarly-sized publicly traded diversified industry firms (the "Compensation Peer Groups"). This comparison is performed while considering the Company's performance in relation to the performance results of those companies and to appropriately recognize performance above that of the comparison group. In general, the Committee intends to pay base salary levels at the median or average levels of competitive compensation for executives with comparable responsibilities in the Company's Compensation Peer Groups. In addition to base salary, the Company's total compensation program includes an annual cash incentive plan and a long-term stock-based incentive program. The targeted total compensation levels for the Named Executive Officers are intended to be consistent with competitive levels (as measured by the total compensation levels of similar positions at the Compensation Peer Groups) when the Company attains its targeted corporate performance objectives. Actual payouts, if any, depend upon actual Company performance. Thus, the total compensation levels and individual compensation components received in any particular year could be demonstrably lesser or greater than the Compensation Peer Groups' average.

     The Company compensation philosophy for senior management emphasizes pay at risk, highlights a long-term performance results perspective, provides executive commitment via stock ownership, and bolsters the creation of shareholder value.

     Base Salary. Base salaries for all Named Executive Officers, including the Chief Executive Officer, are reviewed by the Committee on an annual basis. In determining appropriate base salaries, the Committee considers external competitiveness, the roles and responsibilities of the individual, the reasonableness of compensation in relation to that of other employees, and the contributions of the individual.

     Annual Cash Bonuses. The Company believes that the Incentive Compensation Plan should reward executives for their contributions to the success and profitability of the business. Bonuses paid under the Incentive Compensation Plan reflect the Committee's assessment of the degree to which the Company met predetermined revenue and profitability objectives. All Named Executive Officers, including the Chief Executive Officer, are eligible to participate in this program.

     Long Term Stock-Based Incentives. The Company also believes that it is essential to link employee and shareholder interests. To meet this objective, the Company has implemented the 1994 Stock Incentive Plan ("Stock Plan"), which allows the Committee to grant stock options, restricted stock, and stock appreciation rights to help attract, retain, and motivate executives and other employees by providing them with an opportunity to share in the Company's success. In determining actual awards, the Committee considers the externally competitive market, the contributions of the individual to the success of the Company, and the need to retain the individual over time. All Named Executive Officers, including the Chief Executive Officer, are eligible to participate in this program. No restricted shares or stock appreciation rights have been granted under the Stock Plan. See "Option/SAR Grants in Last Fiscal Year."

     The Committee has reviewed Internal Revenue Code Section 162(m) and has determined that, at present, its limitations are not applicable to the Company. Over time, the Committee will continue to consider the implications of this statute.

     The Committee's policy regarding the compensation of other executive officers of the firm is consistent with the approach outlined here.

1996 COMPENSATION

     For the year ending December 31, 1996, net income was $12.1 million, a 14.2% advance from the $10.6 million net income in 1995. The past year had its share of successes and shortcomings. The most notable positive results were the Minot condemnation award which was largely used to cover liquidation costs regarding debt to Trust Company of the West, and the successful conclusion of the Company's claims against Long Island Lighting Company, which netted $1.0 million and savings going forward. Disappointments of note included the lack of demand for energy due to the unusually warm weather patterns in the last quarter of the year, failure to acquire the Montreal Steam System, and the loss of a lawsuit concerning El Salvador. The latter two depressed net income by $1.0 million. In several important developments for the future, the Company signed three significant joint venture agreements, with Gentor, Hydro-Quebec, and Cinergy in 1996, while laying the groundwork for a fourth; and achieved a strategic alliance with a chiller company. The Company also generated new business in Tulsa and Philadelphia. The Company also acquired Ewing Power Systems, a leading systems integrator of steam turbine cogenerator systems. All of these actions were designed to increase the future growth of the Company.

     As in prior years, the Company engaged the services of an outside, independent compensation consulting firm to conduct and verify to the Committee its findings concerning the compensation levels and practices of the Compensation Peer Groups and its recommendations for compensation actions for the Named Executive Officers. As outlined in the Compensation Policies Section, the Committee is thoroughly committed to the Company's variable pay concept. Under this philosophy, the Company is driven to leverage its compensation dollars and reward above high performance levels when the Company's shareholder value added levels warrant.

     Base salaries paid in 1996 to the Named Executive Officers, including the CEO, reflect the Committee's review of external competitiveness, the roles, responsibilities and contributions of the individuals and the reasonableness of compensation in relation to that of other employees.

     Incentive Compensation Plan bonuses paid to all Named Executive Officers for 1996 were determined in conjunction with the Committee's assessment of the Company's performance with respect to predetermined revenue and profitability objectives. The Company's performance was above average, but it failed to achieve all of its predetermined financial and operational objectives, and thus, the bonus levels are significantly less than the approved target levels for each Named Executive Officer.

                             COMPENSATION COMMITTEE
                          Michel Bleitrach (Chairman)
                               Charles E. Bayless
                                 Michel Cassou
                                 Patrick Desnos
                          George F. Keane (ex officio)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDE PARTICIPATION IN COMPENSATION DECISIONS

     There are no Compensation Committee interlocks. Mr. Bleitrach, a Director of Trigen, is the Chairman and Chief Executive Officer of Elyo. Mr. Bayless, a Director of Trigen, is Chairman of Tucson Electric.

Mr. Cassou, a Director of Trigen, is Directeur General Adjoint of Lyonnaise. Mr. Desnos, a Director of Trigen, is Deputy Managing Director of Elyo.

                         COMPENSATION AND OPTION TABLES

     The following table presents before-tax information on compensation earned, paid, awarded or accrued as of the end of fiscal years 1996, 1995 and 1994 for services by the Named Executive Officers, including options granted.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM COMPENSATION
                                                                            ------------------------------------------------
                                                                                    AWARDS
                                              ANNUAL COMPENSATION           -----------------------
                                       ----------------------------------                SECURITIES          PAYOUTS
                                                                  OTHER                  UNDERLYING   ----------------------
                                                                 ANNUAL     RESTRICTED    OPTIONS/                 ALL OTHER
           NAME AND                                   (1)        COMPEN-      STOCK         SARS         LTIP       COMPEN-
      PRINCIPAL POSITION        YEAR   SALARY($)    BONUS($)    SATION($)   AWARDS($)    GRANTED(#)   PAYOUTS($)   SATION($)
------------------------------  ----   ---------    --------    ---------   ----------   ----------   ----------   ---------
Thomas R. Casten..............  1996    375,000     125,500                                   -0-                     1,317(2)
President & Chief               1995    350,000     175,000                                 4,200                     1,301(2)
Executive Officer               1994    250,000     125,000                                45,900                    15,690(3)
Richard E. Kessel.............  1996    320,000      85,750                                   -0-                     1,317(2)
Executive Vice Pres. &          1995    300,000     120,000                                 3,200                     1,301(2)
Chief Operating                 1994    275,000     110,000                                25,800                     1,244(4)
Officer
David H. Kelly,...............  1996    185,000      37,200                                   -0-                     1,317(2)
Vice President --               1995    175,000      52,500                                   -0-                     1,301(2)
Finance                         1994     13,664(5)      -0- (6)                            25,000                       -0-
Eugene E. Murphy..............  1996    165,000      33,150                                   -0-                     1,317(2)
Vice President and              1995    157,000      47,100                                 1,500                     1,301(2)
General Counsel                 1994    143,000      42,900                                13,500                    14,300(3)
James F. Lowry................  1996    151,000      18,100                                   -0-                     1,261(2)
Vice President --               1995    112,500      70,500                                12,500                       912(2)
Acquisitions and                1994        -0-(7)      -0-                                   -0-                       -0-
National Accounts
Michael Weiser................  1996    151,000      18,100                                   -0-                     1,317(2)
Vice President --               1995    133,000      54,900                                 1,300                     1,295(2)
Development                     1994    123,000      36,900                                11,800                     8,610(3)
Richard S. Strong.............  1996    167,400      43,500                                   -0-                     1,317(2)
President -- Trigen             1995    161,200      45,942                                   -0-                     1,301(2)
-- Boston Corp.                 1994    153,500      72,144                                14,400                     1,215(4)
Steven G. Smith...............  1996    167,400     139,300                                   -0-                     1,317(2)
President -- Trigen             1995    161,200      58,032                                   -0-                     1,301(2)
-- Philadelphia Corp.           1994    153,500      67,846                                14,400                     1,215(4)

---------------
(1) Amounts shown in this column are bonuses earned in the year shown, rather than bonuses paid in the year shown.

(2) Amount shown is the total of the Company's contribution to the 401(k) Plan and term life insurance premiums.

(3) Amount shown is the Company's contribution to the Cash Balance Retirement Plan, which provides for a maximum Company contribution of 7% with guaranteed rate of interest returns.

(4) Amount shown is the Company's contribution to the 401(k) Plan of UTC.

(5) Mr. Kelly commenced his employment in December 1994.

(6) Mr. Kelly was not eligible for a cash bonus for 1994.

(7) Mr. Lowry commenced his employment in March 1995.

No stock option/SARs were granted to any of the Named Executive Officers in 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTIONS/SAR VALUES

                                                               SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                                    UNEXERCISED                IN-THE-MONEY
                                   SHARES                         OPTIONS/SARS AT             OPTIONS/SARS AT
                                 ACQUIRED ON      VALUE         FISCAL YEAR-END(#)          FISCAL YEAR-END($)
             NAME                EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
-------------------------------  -----------   -----------   -------------------------   -------------------------
Thomas R. Casten...............                                    22,560/27,540              350,000/427,696
Richard E. Kessel..............                                    13,520/15,480              209,966/240,404
David H. Kelly.................                                    10,000/15,000              155,300/232,950
Eugene E. Murphy...............     5,400         68,850             1,500/8,100               23,295/125,793
James F. Lowry.................                                      5,000/7,500               77,650/116,475
Michael Weiser.................                                      6,020/7,080               83,491/109,952
Richard S. Strong..............                                      5,760/8,640               89,453/134,179
Steven G. Smith................                                      5,760/8,640               89,453/134,179

                         STOCK PERFORMANCE INFORMATION

     The following graph assumes the investment on August 12, 1994 of $100 in each of the three investment alternatives. For the Standard & Poor's Mid-Cap 400 Index and the Peer Group, the initial investment was assumed to be allocated among the respective companies based on their market capitalizations at the start of the period. The graphs assume dividends were reinvested when received. The Peer Group is composed of companies in the independent power producer sector, and includes the Company (which represented 4.0% of the market capitalization of the Peer Group at the start of the period). The other companies are AES Corporation, CalEnergy Company, Inc., Destec Energy, Inc., Kenetech Corp., Magma Power Company and Sithe Energies USA, Inc., during the periods that each company has been publicly traded. Excluding the Company, the Peer Group is included in the Compensation Peer Groups which are composed of the firms with which the Company's compensation practices were compared.

        MEASUREMENT PERIOD             TRIGEN ENERGY      S&P MIDCAP 400
      (FISCAL YEAR COVERED)                CORP                INDEX            PEER GROUP
8/11/94                                    100                 100                 100
DEC-94                                     125                  99                 112
DEC-95                                     125                 130                 110
DEC-96                                     186                 155                 183

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements (the "Employment Agreements") with Thomas R. Casten, Richard E. Kessel, Eugene E. Murphy, Michael Weiser and David H. Kelly (the "Executive Officers"). Except for Mr. Kelly's, each of the Employment Agreements is for a period of three years commencing as of August 12, 1994 and provides for the payment of a 1996 base salary at an annual rate not less than $375,000, $320,000, $165,000 and $151,000, respectively. The Company entered into an employment agreement with Mr. Kelly in 1996 which expires in August 1997 and which provides for a base salary of $185,000. The base salaries are subject to review by the Compensation Committee. The Employment Agreements also provide for the payment of incentive compensation. An Employment Agreement for a particular Executive Officer contains other specified benefits only if those benefits have been approved by a member of the Board of Directors who has been authorized to review and approve such provisions.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the ownership of the Company's common stock as of March 24, 1997, of each person known by the Company to own beneficially more than 5% of the common stock outstanding as of such date. Except as otherwise indicated, all shares are owned directly. Unless otherwise noted, each of the stockholders has sole voting and investment power with respect to the shares shown.

                                                                 SHARES BENEFICIALLY OWNED
                                                                ---------------------------
               NAME AND ADDRESS OF BENEFICIAL OWNER              NUMBER             PERCENT
    ----------------------------------------------------------  ---------           -------
    Societe Lyonnaise des Eaux................................  8,025,011(1)(2)        66.7
    7, avenue de la Liberte
    Nanterre, France 92022
    Elyo......................................................  8,025,011(1)(2)        66.7
    235, avenue Georges Clemenceau
    Nanterre, France 92000
    Cofreth American Corporation..............................  6,387,737(1)(2)        53.1
    c/o John M. Malahieude
    One Water Street
    White Plains, New York 10601
    Compagnie Parisienne de Chauffage Urbain..................  3,154,341(1)(2)        26.2
    185 Rue de Bercy
    75012 Paris, France
    Janus Capital Corporation.................................  2,004,590(3)           16.7
    100 Fillmore Street, Suite 300
    Denver, Colorado 80206
    Thomas R. Casten..........................................  1,061,284(2)(4)         8.8
    One Water Street
    White Plains, New York 10601

---------------
(1) Lyonnaise owns 98% of Elyo, which directly owns 76.9% of the outstanding voting stock of CAC, and may be deemed to own beneficially 89.6% of the outstanding voting stock of CAC due to its ownership of stock in certain other entities which are themselves owners of outstanding voting stock of CAC. CPCU is a direct subsidiary of Elyo. All shares directly held by CAC or CPCU are indirectly held by Elyo and Lyonnaise.

(2) Messrs. Casten, Kessel, Weiser and Murphy have granted to the Elyo Group the right to direct the voting of 1,517,067 shares of their common stock under specified circumstances, and CAC and CPCU may be deemed to beneficially own all outstanding common stock held by such persons. See "Certain Relationship and Related Transactions-Relationships with the Elyo Group -- Stockholders' Agreement."

(3) Based upon information filed by Janus Capital Corporation with the Securities and Exchange Commission in a report on Schedule 13G dated February 10, 1997, and the Company's actual knowledge of sales of 200,000 on February 26, 1997. Janus Capital Corporation is a registered investment adviser to managed portfolios. As such it may be deemed to be the beneficial owner of the shares of stock set forth above. However, it does not have a right to dividends or to proceeds of a sale of the stock. Janus Enterprise Fund is one of the managed portfolios and owns 734,550 of the 2,004,590 shares.

(4) Includes 43,950 shares held by his wife and children and 62,071 shares owned by an S-corporation in which he shares beneficial ownership with two other officers of the Company. In order to finance the purchase of 400,000 shares of common stock from CAC and CPCU in August 1994, Mr. Casten and another officer incurred loans from Societe Generale for which they pledged as security 769,618 shares of common stock, and Messrs. Casten and Murphy and two other individuals, one an officer, incurred loans from Donaldson, Lufkin & Jenrette Securities Corporation for which they pledged as security 301,750 shares of common stock.

     The following table sets forth information furnished by the following persons and, where possible, confirmed from records of the Company, as to the number of shares of the Company's common stock beneficially owned by the directors and Named Executive Officers of the Company and all directors and executive officers as a group as of March 24, 1997.

                                                                                 AMOUNTS IN COL.2
                                                                               INCLUDE THE FOLLOWING
                                   AMOUNT AND NATURE                             SHARES SUBJECT TO
                                     OF BENEFICIAL           PERCENT            ACQUISITION THROUGH
      NAME OF BENEFICIAL OWNER       OWNERSHIP(1)            OF CLASS      CURRENTLY EXERCISABLE OPTIONS
    -----------------------------  -----------------         --------     -------------------------------
    Thomas R. Casten.............      1,061,284(2)(6)          8.8                    22,560
    George F. Keane..............         45,275(3)              (4)                   30,000
    Richard E. Kessel............         26,911                 (4)                   13,520
    Charles E. Bayless...........         13,319(5)              (4)                   10,000
    Michel Cassou................         12,758(5)              (4)                   10,000
    Patrick Desnos...............         12,627(5)              (4)                   10,000
    Francois Faessel.............         13,019(5)              (4)                   10,000
    Jonathan O'Herron............         16,984(5)              (4)                   10,000
    Michel Bleitrach.............         11,076(5)              (4)                   10,000
    Dominique Mangin d'Ouince....         11,206(5)              (4)                   10,000
    Philippe Brongniart..........            -0-(7)              (4)                      -0-
    Eugene E. Murphy.............        220,630(2)(6)          1.8                     1,500
    David H. Kelly...............         10,711                 (4)                   10,000
    James F. Lowry...............          5,138                 (4)                    5,000
    Michael Weiser...............        375,984(2)(6)          3.1                     6,020
    All directors and executive
      officers as a group (19
      persons)...................      1,737,988(2)            14.4                   169,660

---------------
(1) Includes shares subject to acquisition through currently exercisable stock options. See column 4 for amounts.

(2) See Note 4 to the preceding table.

(3) Includes 15,000 shares held by the Keane Family Trust of which George Keane is the trustee, and 275 shares held by his wife.

(4) Less than 1% of the outstanding shares.

(5) Includes shares acquired through the 1994 Director Stock Plan.

(6) Includes 62,071 shares owned by an S-corporation in which he is a director.

(7) Mr. Brongniart received options to purchase 10,000 shares of the Company's common stock. However, such options are not exercisable until August 24, 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                       RELATIONSHIPS WITH THE ELYO GROUP

     LICENSE AGREEMENT. Elyo and the Company have entered into an Intercompany Services and License Agreement (the "License Agreement"). Under the License Agreement, Elyo will continue to provide to the Company on a non-exclusive basis technical assistance and technical knowledge. The Company will have the right to use such technical knowledge to construct, operate and maintain community energy systems within North America as well as the right to use patents and licenses of Elyo and its subsidiaries in connection with the generation and distribution of electricity, chilled water and waste incineration. The Company will pay Elyo on a quarterly basis a fee of $62,500 and all related expenses for these rights to technical assistance, patents and licenses, as well as intercompany financial and other professional services. Elyo has also agreed that it may make available to the Company, upon request, new support letters or other similar credit support, at mutually agreed rates. Pursuant to the License Agreement the Company will have the first right to develop any corporate opportunities relating to the application of the licensed technologies in North America that are presented to Elyo or its subsidiaries. Elyo also agreed that neither it nor its subsidiaries will engage in activities that may cause the Company to become or be regulated as a public-utility holding company or a subsidiary of a public-utility holding company under federal, state or local laws or regulations. The initial term is for three years with automatic two year renewals, unless terminated sooner as a result of a default or bankruptcy or related event or a change of control with respect to Trigen. The Company reimbursed Elyo Group $279,000 for salary, bonus and fringe benefits paid to Jean Malahieude, an Executive Officer of Trigen, and an additional $299,000 for the services of other professionals and out of pocket costs in 1996. Elyo has guaranteed the Company's $5 million letter of credit to fund construction of the Chicago system. For 1996, the Company paid Elyo a fee of $65,094 for this guarantee.

     STOCKHOLDERS' AGREEMENT. In August 1994, Messrs. Casten, Kessel, Weiser and Murphy and a former officer of the Company (collectively, the "Management Stockholders"), CAC and CPCU (collectively, the "Elyo Stockholder Group") and the Company entered into a stockholders' agreement (the "Stockholders' Agreement") which regulates certain aspects of their relationship with each other. The Stockholders' Agreement provides a right of first offer upon a private sale (as defined therein) and piggyback registration rights to the Elyo Stockholder Group and the Management Stockholders. In addition, commencing in August, 1996, CAC and CPCU jointly have the right to demand, not more than once in any 12-month period during the term of the Stockholders' Agreement, that the Company file a registration statement with the Securities and Exchange Commission to permit the sale of common stock owned by them. No such demand has yet been made.

     Pursuant to the Stockholders' Agreement, the Management Stockholders have agreed to vote their common stock for election of Directors in accordance with the instructions of the Elyo Stockholder Group, provided that the Board of Directors would include at least two Management Stockholders and two outside directors. Elyo has indicated to the Company that it intends to vote for the nominees for director and to direct the Management Stockholders to so vote. At all annual or special meetings of stockholders, the Management Stockholders have also agreed to exercise in accordance with the instructions of the majority of the Elyo Stockholder Group their voting rights regarding any (i) merger or consolidation of the Company or any subsidiary of the Company, (ii) sale, lease or other disposition of substantial assets (as defined therein) of the Company or of any significant subsidiary (as defined therein), (iii) purchase, lease, exchange or other acquisition of substantial assets (as defined therein), (iv) increase or reduction of the Company's authorized capital stock, or creation of additional classes of stock, (v) modification of the Certificate of Incorporation or By-laws or (vi) dissolution or liquidation by the Company. The obligations of the Management Stockholders to exercise their voting rights pursuant to the Stockholders' Agreement will terminate upon the earlier of (a) the termination date of the Stockholders' Agreement or (b) the third anniversary of the initial public offering.

     The Stockholders' Agreement will terminate on the earliest to occur of (i) August 12, 1999, (ii) the liquidation, dissolution, bankruptcy or insolvency of the Company, (iii) the liquidation, dissolution, bankruptcy or insolvency of CAC, CPCU, Elyo, Lyonnaise or any successor thereof or (iv) the date the voting stock held by the Elyo Stockholder Group constitutes less than 10% of the voting rights of all outstanding voting stock of the Company.

LAZARD FRERES & CO.

     Jonathan O'Herron, a director of the Company, is a managing director of Lazard Freres & Co. LLC, which acted as managing underwriter in the Company's initial public offering in August 1994.

TRENTON PARTNERSHIP

     Trigen-Trenton Company, L.P., a limited partnership ("Trigen-Trenton"), which was formed in 1982, four (4) years before the formation of the Company, owns and operates the community energy system in Trenton, New Jersey. Trenton Energy Corporation, a wholly owned subsidiary of Trigen ("TEC"), is the managing general partner of Trigen-Trenton and owns a 72.25% partnership interest in Trigen-Trenton. Mr. Casten, who is the chief executive officer and a director of Trigen, Mr. Weiser, who is an officer of Trigen, and Jeanne N. Murphy, whose husband is an officer of Trigen, are general partners in Trigen-Trenton owning approximately 1.04%, 0.46%, and 0.12%, respectively, of the partnership interests. CDC is also a general partner of Trigen-Trenton and owns 2.08% of the partnership interests. Messrs. Casten, Weiser and Murphy own approximately 61%, 27% and 12%, respectively, of the shares of common stock of CDC. The remaining general and limited partnership interests in Trigen-Trenton are owned by persons not affiliated with the Company. The Company itself owns directly a 7.48% limited partnership interest in Trigen-Trenton.

                         CERTAIN PROCEDURAL INFORMATION

     The Company will pay the cost of the Meeting and the costs of solicitation of proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners for shares held of record by them and will be reimbursed for their expenses by the Company.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders, including nominees for director (who have consented to serve), must be received by the Secretary of the Company on or prior to November 26, 1997 to be eligible for inclusion in the 1998 Proxy Statement and form of Proxy.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1996, IS BEING MAILED TO ALL SHAREHOLDERS WITH THIS PROXY STATEMENT. SUCH ANNUAL REPORT IS NOT PART OF THE PROXY MATERIAL. AN ADDITIONAL COPY OF SUCH ANNUAL REPORT IS AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: SECRETARY, TRIGEN ENERGY CORPORATION, ONE WATER STREET, WHITE PLAINS, NEW YORK 10601.

                                 BENEFIT PLANS

     Certain information regarding the Company's 1994 Stock Incentive Plan is included in Appendix A hereto. This plan has already been adopted and approved by the Company's shareholders and Appendix A is provided for information purposes in accordance with the rules and regulations under the Securities Exchange Act of 1934. Agenda Item No. Three for the Annual Meeting of Shareholders, as stated above, is to obtain approval of the shareholders to an amendment of this plan.

                                          By order of the Board of Directors,
                                          TRIGEN ENERGY CORPORATION

                                          THOMAS R. CASTEN
                                          President and Chief Executive Officer

Dated: March 27, 1997

                                   APPENDIX A

                           1994 STOCK INCENTIVE PLAN

     In August 1994, the Company adopted a stock option plan (the "1994 Plan") that provides for the grant to key employees of the Company and its subsidiaries of options to purchase an aggregate (subject to adjustments as provided in the 1994 Plan) of 1,050,000 shares of common stock. Options to purchase an aggregate of 743,084 shares of common stock have been granted under the 1994 Plan. All options were granted for a term of ten years. At March 24, 1997, the last sale price reported on the NYSE was $24.625.

     The following table shows as of March 6, 1997, the options granted and outstanding, total exercisable options and the exercise price for (i) all individuals named in the compensation table to whom options have been granted,
(ii) all executive officers as a group, (iii) all nominees for director, (iv) all non-executive directors as a group, and (v) all employees other than executive officers as a group:

                                                       OPTIONS            TOTAL
                                                     GRANTED AND       EXERCISABLE       EXERCISE
                                                     OUTSTANDING         OPTIONS          PRICE
                                                     -----------       -----------       --------
    Thomas R. Casten.............................       45,900            18,360         $  15.75
                                                         4,200             4,200            18.75
    Richard E. Kessel............................       25,800            10,320            15.75
                                                         3,200             3,200            18.75
    David H. Kelly...............................       25,000            10,000            18.50
    Eugene E. Murphy.............................        8,100                 0            15.75
                                                         1,500             1,500            18.75
    James F. Lowry...............................       12,500             5,000           20.125
    Michael Weiser...............................       11,800             4,720            15.75
                                                         1,300             1,300            18.75
    Richard S. Strong............................       14,400             5,760            15.75
    Steven G. Smith..............................       14,400             5,760            15.75
    Charles E. Bayless...........................       10,000            10,000            15.75
    Michel Cassou................................       10,000            10,000            15.75
    Michel Bleitrach.............................       10,000            10,000            22.13
    Dominique Mangin d'Ouince....................       10,000            10,000            22.13
    All executive officers as a group............      156,818            69,660              (1)
    All non-executive directors as a group.......      100,000(2)         90,000              (3)
    All employees other than executive officers,
      as a group.................................      314,282            88,780              (4)

---------------
(1) Exercise prices range from $15.75 to $21.75.

(2) Options to acquire 10,000 shares of the Company's common stock were granted to Mr. George F. Keane, the Chairman, outside of the 1994 Plan.

(3) Exercise prices range from $15.75 to $25.00.

(4) Exercise prices range from $15.75 to $25.00.

     The 1994 Plan is administered by the Compensation Committee. The Compensation Committee has authority, consistent with the 1994 Plan, to: (a) grant options to key employees; (b) determine when options may be granted and the number of shares of common stock to be subject to each option; (c) determine option prices and the method of payment; (d) determine the time when each option becomes exercisable and the duration of the exercise period; (e) adopt, amend and rescind rules and regulations for the administration of the 1994 Plan and the options; and (f) decide all questions and settle all controversies and disputes that may arise in connection with the 1994 Plan.

     The participants in the 1994 Plan are selected by the Compensation Committee and will be key employees of the Company or its subsidiaries, whether or not they are also officers or directors. Approximately

99 such individuals are currently included under the 1994 Plan. Directors who are not employees are eligible only to receive options for 10,000 shares (20,000 shares for the Chairman) upon becoming directors. For purposes of the 1994 Plan, a subsidiary is any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

     Options may be granted under the 1994 Plan until the year 2004. To the extent that any option granted under the 1994 Plan expires or terminates unexercised for any reason, such shares will be available for future grants under the 1994 Plan.

     Except as otherwise provided below, all options granted under the 1994 Plan will be subject to the following terms and conditions and to such other terms and conditions as the Compensation Committee may determine to be appropriate to accomplish the purposes of the 1994 Plan.

     (a) Option Exercise Price. The option exercise price under each option will be determined by the Compensation Committee and may be equal to or more than, but in no event less than, the market price of the common stock at the time of the grant.

     (b) Period of Option. The period for exercise of an option will be determined by the Compensation Committee and will in no event be more than 10 years from the date of grant of such option. The date of grant of an option will be the date specified by the Compensation Committee in its resolution granting the option.

     (c) Exercise of Options. Each option will be made exercisable at such time or times as the Compensation Committee will prescribe at the time the option is granted. Currently, optionees, other than non-executive directors, granted options may purchase shares of common stock in accordance with the following schedule:

                                                                    PERCENT OF SHARES OF COMMON
                                                                 STOCK INITIALLY SUBJECT TO OPTION
                          EXERCISE PERIOD                             WHICH MAY BE PURCHASED
    -----------------------------------------------------------  ---------------------------------
    Beginning one year from date of grant......................                  20%
    Beginning two years from date of grant.....................                  40%
    Beginning three years from date of grant...................                  60%
    Beginning four years from date of grant....................                  80%
    Beginning five years from date of grant....................                 100%

less, in the case of each exercise period, the number of shares of common stock, if any, previously purchased under the option; provided, however, that if at any time there is a change in control or certain other events take place, all participants will immediately become 100% vested in their options. For these purposes, a "change in control" includes, but is not limited to, a purchase or other acquisition of a controlling interest in the Company.

     Non-executive directors may exercise their options beginning six months after the grant date.

     Should an optionee leave the Company for any reason, including death or disability, options that have not vested prior to termination of employment will expire. If the optionee dies or is disabled, vested options may be exercised within one year following such event, and if the optionee leaves for any other reason, vested options may generally be exercised only within three months following termination of employment. No vested option may be transferred by the participant otherwise than by will or by the laws of descent and distribution. During the participant's lifetime an option may be exercised only by the participant. When an option is exercised, the optionee must pay in full the total exercise price for all shares purchased.

     The Company may grant options under the 1994 Plan on terms differing from those provided in the 1994 Plan, if such options are granted in substitution for options held by employees of other corporations who concurrently become employees of the Company or a subsidiary as the result of a merger, consolidation or other reorganization of the employing corporation with the Company or subsidiary, or the acquisition by the Company or a subsidiary of the business, property or stock of the employing corporation.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion outlines generally the federal income tax consequences of participation under the 1994 Plan. Individual circumstances may vary these results. This brief discussion is only a general summary based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations thereof. The federal income tax law and regulations are frequently amended, and such amendments may or may not be retroactive with respect to transactions described therein. Each participant must rely on his or her own tax counsel for advice regarding federal income tax treatment under the 1994 Plan.

     Non-Qualified Stock Options. The granting of non-qualified stock options by the Company has no impact on the Company's financial statements until exercise of the options. The Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the recipient when such ordinary income is recognized by the recipient, provided the Company satisfies applicable federal income tax withholding requirements. The recipient of a non-qualified option under the 1994 Plan is not subject to any federal income tax upon the grant of such option nor does the grant of the option result in an income tax deduction for the Company. As a result of the exercise of an option, the recipient generally will recognize ordinary income upon exercise in an amount equal to the excess, if any, of the fair market value of the shares transferred to the recipient over the exercise price. The recipient will recognize ordinary income in the year in which the fair market value of the shares transferred is determined under Section 83 of the Code. Ordinarily such determination will be made on the date the shares are transferred pursuant to the exercise of such an option. However, in certain circumstances the determination date may be postponed. Directors and executive officers of the Company are generally subject to Section 16(b) of the Exchange Act. Since this section limits such person's ability to transfer such securities, the date on which the fair market value of the shares transferred will be deemed to be delayed for up to six months if the recipient cannot sell the stock without being subject to liability under Section 16(b) of the Exchange Act. Alternatively, if such person makes a timely election under Section 83(b) of the Code, such fair market value will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b) of the Exchange Act.

     Depending on the period the shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or a long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.

     Special rules apply to a recipient who exercises a non-qualified option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to the Company.

     Incentive Stock Options. The recipient of an incentive stock option under the 1994 Plan is not subject to any federal income tax upon the grant of an incentive stock option, nor does the grant of an incentive stock option result in an income tax deduction for the Company. Further, recipient will not recognize income for federal income tax purposes and the Company normally will not be entitled to any federal income tax deduction as a result of the exercise of an incentive stock option and the related transfer of shares of common stock to the recipient. However, the excess of the fair market value of the shares transferred upon the exercise of the incentive stock option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the participant for the year in which the option is exercised. Thus, certain recipients may increase their federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules of the Code.

     If the shares of common stock transferred pursuant to the exercise of an incentive stock option are disposed of within two years from the date the option is granted or within one year from the date the option is exercised, the recipient generally will recognize ordinary income equal to the lesser of (i) the gain recognized (i.e., the excess of the amount realized on the disposition over the exercise price) or (ii) the excess of the fair market value of the shares transferred upon exercise over the exercise price for such shares. If the recipient is subject to Section 16(b) of the Exchange Act, special rules may apply to determine the amount of ordinary income recognized upon the disposition. The balance, if any, of the recipient's gain over the amount treated as ordinary income on disposition generally will be treated as short- or long-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied. The Company normally would be entitled to a federal income tax deduction equal to any ordinary income recognized by the participant.

     If the shares of common stock transferred upon the exercise of an incentive stock option are disposed of after the holding periods have been satisfied, such disposition generally will result in a long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. The Company will not be entitled to a federal income tax deduction as a result of a disposition of such shares after these holding periods have been satisfied.

-------------------------------------------------------------------------------

                           TRIGEN ENERGY CORPORATION

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 14, 1997

        The undersigned hereby appoints Thomas R. Caston and George F. Keane and either of them (with full power of substitution and resubstitution) as Proxies for the undersigned and to vote all of the shares of the Common Stock of TRIGEN ENERGY CORPORATION (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Trigen Energy Corporation to be held on May 14, 1997 and at any and all adjournments thereof.

                         (TO BE SIGNED ON REVERSE SIDE)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

       PLEASE MARK YOUR
A [X]  VOTES AS IN THIS
       EXAMPLE.


         FOR all nominees           WITHHOLD
       (except as indicated     AUTHORITY to vote
              below)            for all nominees
1. ELECTION                                           NOMINEES:                       2. RATIFICATION OF APPOINTMENT OF
   OF            [ ]                   [ ]            Charles E. Bayless                 KPMG PEAT MARWICK LLP AS INDEPENDENT
   DIRECTORS:                                         Michel Cassou                      CERTIFIED PUBLIC ACCOUNTANTS:
                                                      Michel Bleitrach
WITHHOLD AUTHORITY TO VOTE FOR                        Dominique Mangin d'Ouince            FOR     AGAINST     ABSTAIN
THE FOLLOWING NOMINEE(S):
                                                                                           [ ]       [ ]         [ ]
--------------------------------------------

                                                                                       3. APPROVAL OF AMENDMENT TO 1994
                                                                                          STOCK INCENTIVE PLAN TO INCREASE
                                                                                          THE NUMBER OF SHARES OF COMMON STOCK
                                                                                          AVAILABLE FOR AWARDS FROM 1,050,000
                                                                                          TO 2,000,000.

                                                                                           FOR     AGAINST     ABSTAIN

                                                                                           [ ]       [ ]         [ ]

                                                                                       THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                                                       BOARD OF DIRECTORS OF TRIGEN ENERGY
                                                                                       CORPORATION AND WHEN PROPERLY EXECUTED
                                                                                       WILL BE VOTED AS DIRECTED HEREIN BY THE
                                                                                       UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION
                                                                                       IS GIVEN, THIS PROXY WILL BE VOTED FOR
                                                                                       PROPOSALS 1, 2 AND 3. IN THEIR DISCRETION
                                                                                       THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH
                                                                                       OTHER MATTERS AS MAY PROPERLY COME BEFORE
                                                                                       THE MEETING. THE UNDERSIGNED ACKNOWLEDGES
                                                                                       RECEIPT OF NOTICE OF SAID ANNUAL MEETING
                                                                                       OF SHAREHOLDERS AND THE RELATED PROXY
                                                                                       STATEMENT.


Signature of Shareholder(s)                             Date           Signature of Shareholder(s)                       Date
                            --------------------------       --------                              ---------------------      ------
NOTE:  If the stock is registered jointly in the name of two or more persons, all should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign and date and return promptly in the enclosed envelope. It is not necessary to affix postage if mailed in the United States.
------------------------------------------------------------------------------------------------------------------------------------